Exhibit 99.1

Contact:	Media Contact: PPL: Daniel J. McCarthy, 610-774-5758
Investor Contact: PPL: Joseph P. Bergstein, 610-774-5609

PPL Completes Acquisition of
U.K. Electric Distribution Business

-- Transaction Expected to be Significantly Accretive
to Earnings and Cash Flow for 2011 and Beyond --

ALLENTOWN, Pa. (April 1, 2011) -- PPL Corporation (NYSE: PPL) on Friday (4/1) completed its previously announced acquisition of the Central Networks electricity distribution business, the second-largest such business in the United Kingdom.
PPL, through a U.K. subsidiary, acquired Central Networks from E.ON UK plc for £3.6 billion ($5.7 billion) in cash, inclusive of certain permitted pre-closing adjustments, and £500 million ($800 million) of existing public debt to be assumed through consolidation.
To complete closing, PPL used acquisition financing under a syndicated bridge facility arranged by Bank of America Merrill Lynch and Credit Suisse. The permanent financing plan includes a combination of common stock, equity units and debt. PPL expects to complete the permanent equity financing in the second quarter of 2011 and the debt financing by the end of the year.
“This strategic, transformational transaction allows us to further expand our regulated electricity operations in a way that enhances shareowner value and is immediately accretive to 2011 earnings and cash flow,” said James H. Miller, PPL’s chairman, president and chief executive officer. “Our highly successful, best-in-class U.K. management team is prepared to implement operational improvements and other efficiencies that will benefit customers and contribute additional accretion to PPL earnings in 2012 and beyond.”
As a result of the transaction closing, PPL has increased its 2011 earnings forecast to $2.50 to $2.75 per share, up from the prior forecast of $2.40 to $2.60 per share, excluding transaction-related costs associated with the acquisition of Central Networks.
Miller said PPL plans to maintain its common stock dividend at the current annualized level of $1.40 per share, as declared by the company’s board of directors on Feb. 25, 2011.

PPL now owns and operates the largest network of electricity delivery companies in the United Kingdom in terms of regulated asset value, at a combined £4.9 billion ($7.8 billion). PPL Corporation companies now will be providing regulated utility services to about 10 million customers in England, Wales, Pennsylvania, Kentucky, Virginia and Tennessee.
PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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Statements contained in this press release, including statements with respect to future events and their timing, including the acquisition (“Acquisition”) by PPL Corporation of Central Networks East plc and Central Networks West plc (collectively, “Central Networks”), the expected results of operations of Central Networks or PPL Corporation both before or following PPL Corporation’s acquisition of Central Networks, as well as statements as to future earnings, the timing or extent of realizing synergistic and other benefits from the Acquisition, energy prices, margins and sales, growth, revenues, expenses, cash flow, credit profile, ratings, financing, asset disposition, marketing performance, hedging, regulation, corporate strategy and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these expectations, assumptions and statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: capital market conditions, including their effect on permanent financing of the Acquisition, and decisions regarding capital structure; PPL’s ability to successfully operate the Central Networks business as planned; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; stock price performance; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation, Central Networks and of their subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; the impact of state, federal or foreign investigations applicable to PPL Corporation, Central Networks and their subsidiaries; the outcome of litigation against PPL Corporation, Central Networks and their subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation, Central Networks and their subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax or environmental legislation or regulation; and the commitments and liabilities of PPL Corporation, Central Networks and of their subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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